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                                                                    Exhibit 23.1

                          INDEPENDENT AUDITORS' CONSENT

     We consent to the incorporation by reference in this Registration Statement of Immersion Corporation on Form S-3 of our report dated February 4, 2000 (December 21, 2000 as to Note 18) on the consolidated financial statements of Immersion Corporation appearing in the Current Report on Form 8-K of Immersion Corporation dated January 3, 2001 and our reports dated February 4, 2000 (March 9, 2000 as to Note 14) and February 4, 2000 appearing in the Annual Report on Form 10-K of Immersion Corporation for the year ended December 31, 1999. We also consent to the reference to us under the heading "Experts" in the Prospectus, which is part of this Registration Statement.

Deloitte & Touche LLP
San Jose, California
January 2, 2001